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Independent Registered (Withdrawal Pending) Public Accounting Firm's Consent

We hereby consent to the incorporation by reference in the Registration Statement on Form F- 3 (File No. 333-276209) (the "Registration Statement") of GreenPower Motor Company Inc. (the "Company") of our report dated June 30, 2022 relating to the consolidated financial statements of the Company appearing in the Annual Report on Form 20-F of the Company for the year ended March 31, 2023. We also consent to the reference to our firm under the heading "Experts and Counsel" in the prospectus, which is part of the Registration Statement.

/s/ Crowe MacKay LLP

Chartered Professional Accountants

Vancouver, Canada

January 30, 2024